Exhibit 99.1

For Immediate Release	Contact:	Media:
Maria C. Gemskie
312.435.3620
news@cbot.com

Investors:
Tami Kamarauskas
312-789-8532
InvestorRelations@cbot.com

CBOT Announces Strategic Realignment

Chicago, IL, December 15, 2005 – The Chicago Board of Trade (CBOT®), one of the world’s leading derivatives exchanges, announced today a strategic realignment of it technology and operations resources.

CBOT Holdings President and CEO Bernard W. Dan said, “Our recent investments in technology and successful technology partnering arrangements have significantly enhanced the services we provide to our global market participants and have created a more efficient operating model. As we wind down our work related to these enhancements, we need to realign our technology and operations resources by reorganizing responsibilities, rationalizing consulting resources, streamlining processes and reducing our workforce in these areas.”

The workforce reduction, which is expected to be completed before December 31, 2005, will affect approximately 40 people—or about 5 percent of the company’s total workforce. As a result of this realignment, an estimated charge of about $1.9 million to $2.1 million for severance and related costs is expected to be incurred in the fourth quarter of 2005. Most of these costs are expected to be paid in 2006. Potential cost savings from this realignment are estimated to range from $9 million to $11 million per year, beginning during the first quarter of 2006.

About the CBOT

As one of the leading global derivative exchanges, the Chicago Board of Trade provides a diverse mix of financial, equity, and commodity futures and options-on-futures products. Building on its 157-year history, the CBOT continues to advance into the future using the strength of deep liquidity, market integrity and member-trader expertise. Using superior trading technology in both electronic and open-auction trading platforms, the CBOT provides premier customer service to risk managers and investors worldwide. For more information visit our web site at www.cbot.com.

Forward Looking Statements

In this release, our use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,”“predicts,” “potential” or “continue” or other comparable terminology is intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in filings made by CBOT Holdings, Inc. with the Securities and Exchange Commission, which can be obtained at its website at www.sec.gov. Except for any obligation to disclose material information under Federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise

# # #

141 W. Jackson Blvd. Chicago, Illinois 60604-2994 TEL: 312 435 3500 FAX: 312 341 3027 www.cbot.com